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EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is entered into by and between THE WAAT CORPORATION., a corporation organized under the laws of California with its principal offices located at 14242 Ventura Boulevard, Sherman Oaks, California 91423 (the "Company, which shall include any parent or holding company") and David Mandell ("Employee"), as of June 5, 2006 ("Effective Date").

I. EMPLOYMENT.

The Company hereby employs Employee and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth, from June 5, 2006 ("Employment Date"), to and including June 30, 2009 (the "Term"). This Agreement is subject to renewal only as set forth in Section VI below. In the event the Agreement is renewed pursuant to Section VI below, reference to the Term in this Agreement shall also refer to such renewal term.

II. DUTIES.

A. Employee shall serve during the course of his employment as Executive Vice President, General Counsel and Corporate Secretary of the Company and shall have such other duties and responsibilities as are consistent with those generally performed by the Executive Vice President, General Counsel and Corporate Secretary of a similarly situated company as the Chief Executive Officer of the Company shall determine from time to time, including the authority to hire and fire appropriate legal and administrative staff personnel. The Company shall provide Employee with all reasonable and necessary business equipment to allow Employee to perform such duties and responsibilities. The Company retains absolute discretion to reorganize the Company from time to time and that nothing in this Agreement shall in any way affect or limit such discretion; provided that, such reorganization shall not serve to diminish or otherwise materially alter Employee's position as Executive Vice President, General Counsel and Corporate Secretary after any such reorganization.

B. Employee agrees to devote substantially all of his time, energy and ability to the business of the Company. Nothing herein shall prevent Employee, upon approval of the Board of Directors of the Company, from serving as a director or trustee of other corporations or businesses which are not in direct competition with the business of the Company or in direct competition with any present or future affiliate of the Company; provided, however, that no approval of the Board of Directors of the Company shall be required for Employee to continue to serve as a director of any company of which he was a director as of the Effective Date so long as such company is not in direct competition with the Company. Nothing herein shall prevent Employee from (i) investing in real estate for his own account, (ii) becoming a partner or a stockholder in any corporation, partnership or other venture not in direct competition with the business of the Company or in direct competition with any present affiliate of the Company, or (iii) becoming up to a 5% stockholder in any publicly held corporation whether or not in competition with the business of the Company or in competition with any present or future affiliate of the Company.

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C. For the Term of this Agreement, Employee shall report to the Chief Executive Officer of the Company and serve as a member of the Company's core executive team, regardless of any reorganization of the Company.

III. COMPENSATION.

A. The Company will pay to Employee a base salary at the annual rate of $300,000 from June 5, 2006 through June 4, 2007, $315,000 from June 5, 2007 through June 4, 2008 and $330,750 from June 5, 2008 through June 30, 2009. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholding and other authorized deductions. The Company may in its discretion increase Employee's salary beyond these set amounts but it may not reduce it during the Term or any extension thereof.

B. Annual Bonus. Employee shall be paid an annual bonus (the "Bonus") at the Company's sole discretion based upon Employee's performance and the performance of the Company with a target Bonus of thirty-five percent (35%) of the then-current base salary, such Bonus to be determined and paid on the Company's fiscal year basis to the extent and in such manner as determined with such other comparable senior executives of the Company.

C. Welfare Benefit Plans. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death, travel accident insurance plans and programs and 401K Plan) to the extent applicable generally to other comparable senior executives of the Company.

D. Expenses. Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other comparable senior executives of the Company.

E. Fringe Benefits. Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies as in effect generally with respect to other comparable senior executives of the Company.

F. Vacation. Employee shall be entitled to four (4) weeks paid vacation each year which shall be taken in accordance with the policies and practices as in effect generally with respect to other comparable senior executives of the Company.

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G. Stock Options. The Company shall grant to Employee on June 5, 2006 ("First Issue Date"), subject to Compensation Committee approval and the vesting provisions described in this Agreement, nonqualified stock options (the "Options") under the Company's 2006 Stock Incentive Plan, as amended (the "Plan"), to acquire seventy five thousand (75,000) shares of the Company's Common Stock ("Common Shares") at the exercise price per Common Share under each such Option of Thirty Five Cents ($0.35). The Company shall grant to Employee on June 5, 2007 ("Second Issue Date") an additional seventy five thousand (75,000) shares of the Company's Common Shares at the exercise price per Common Share under each such Option determined at the time of grant and no greater than the Series B financing purchase price. Each Option shall represent the right to acquire one (1) Common Share. Subject to earlier termination of the Options as described below, the Options shall vest in full and become immediately exercisable as follows: (a) twenty five percent (25%) on the first anniversary of the First Issue Date and the remaining seventy five percent (75%) in equal quarterly installments over the three (3) year period following the first anniversary of the First Issue Date and (b) twenty five percent (25%) on the first anniversary of the Second Issue Date and the remaining seventy five percent (75%) in equal quarterly installments over the three (3) year period following the first anniversary of the Second Issue Date. The Options shall expire on the first to occur of (i) the close of business on the last business day of the Company coinciding with or immediately preceding the day before the tenth anniversary of the Effective Date, (ii) the termination of the Options pursuant to the Plan, or (iii) the termination of the Options in connection with a termination of Employee's employment with the Company as contemplated by the Option Agreement. The Options shall be evidenced by a written option agreement in the form attached hereto as Exhibit A (the "Option Agreement"). In addition to any provision contained in the Plan and/or the Option Agreement, all Options are subject to full accelerated vesting upon an underwritten initial public offering of the securities of the Company and/or a Change of Control of the Company. At the Company's sole discretion, to the extent other comparable executives of the Company are granted additional Options, Employee shall be granted additional Options.

H. The Company reserves the right to modify, suspend or discontinue any and all of the plans, practices, policies and programs described in Sections III-C, III-D, and III-E above at any time without recourse by Employee so long as such action is taken generally with respect to other comparable senior executives, is not applied retroactively, and does not single out Employee. Notwithstanding such right, in the event the Company ceases to provide medical insurance, the Company shall reimburse Employee for premiums paid for COBRA continuation of medical insurance during the Term and any renewal.

IV. TERMINATION.

A. Death or Disability. Employee's employment shall terminate automatically upon Employee's death. If a Disability of Employee has occurred (pursuant to the definition of Disability set forth below), the Company may give to Employee written notice of its intention to terminate Employee's employment. In such event, Employee's employment with the Company shall terminate effective on the 120th day after receipt of such notice by Employee, provided that, within the 120 days after such receipt, Employee shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean either a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company for an aggregate of 120 days in any twelve-month period. The determination of Disability under the preceding sentence, shall be based upon information supplied by Employee and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company. In the event Employee's health care provider and the Company do not agree as to whether Employee has a Disability, Employee and the Company shall appoint a third-party qualified physician who shall evaluate Employee and provide a determination of whether Employee has a Disability.

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B. Cause. The Company may terminate Employee's employment for "Cause" in the event the Employee has engaged in or committed: willful misconduct; gross negligence; theft, or fraud; any willful act that is reasonably likely to and which does in fact have the effect of materially injuring the reputation, business or a business relationship of the Company; and material breach of any material term of this Agreement. In the event the Company determines that Cause for termination exists based upon willful misconduct or gross negligence, the Company shall give Employee fourteen (14) days prior written notice of such termination which notice shall include reasonable detail as to the ground for such termination. If such ground is curable, Employee shall be given thirty (30) days from the date of such notice to cure such ground for termination for Cause. After the expiration of any such cure period, the Company shall make a good faith determination as to whether Employee has cured such ground for termination for Cause and shall give written notice thereof to the Employee which, in the case of a determination that Employee has failed to cure, shall include reasonable detail as to why Employee's efforts to cure were not adequate. Notwithstanding anything to the contrary set forth in this Section IV-B, the Company shall not have the right to terminate the Employee for "Cause" after the expiration of six (6) months from discovery by the Company of the conduct or circumstances that are the basis for such termination.

C. Good Reason. Employee may terminate employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following: (i) the Company requires Employee to relocate his principal office more than 25 miles from the Company's current principal place of business without Employee's consent; (ii) the Company assigns Employee to a position other than Executive Vice President, General Counsel and Corporate Secretary of the Company without Employee's consent; (iii) the Company requires Employee to report directly to any officer other than Ian Aaron, Chief Executive Officer, without Employee's consent; (iv) Ian Aaron is no longer the Chief Executive Officer of the Company (v) the Company substantially diminishes Employee's duties or responsibilities; and/or (vi) the Company fails to pay any amounts owed to Employee when due or otherwise materially breaches any material term of this Agreement. Before terminating his employment with Good Reason under subsections (i) - (vi), Employee shall give the Company written notice of his intent to terminate for Good Reason and the basis therefore, and the Company shall have thirty (30) days to cure (the "Cure Period") the Good Reason. At the end the Cure Period, Employee shall determine in good faith determination as to whether the Company has cured such Good Reason. If Employee determines that the Company has failed to cure the Good Reason within the Cure Period, Employee may terminate his employment and this Agreement upon an additional ten (10) days' written notice which notice shall include reasonable detail as to why the Company's efforts to cure such Good Reason were inadequate. For all purposes under this Agreement, any termination by Employee with Good Reason shall be treated as a termination without Cause and Employee shall be entitled to the payments and benefits set forth in Section IV-E-3 pursuant to its terms.

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D. Other than Cause or Death or Disability. The Company may terminate Employee's employment at any time, with or without cause, upon ninety (90) days' written notice.

E. Obligations of the Company Upon Termination.

1. Death or Disability. If Employee's employment is terminated by reason of Employee's Death or Disability, this Agreement shall terminate without further obligations to Employee or his legal representatives under this Agreement (except as provided in this Section IV-E-1), other than for (a) payment of the sum of (i) Employee's annual base salary through the date of termination to the extent not theretofore paid, (ii) Employee's pro rata portion of the Bonus (based on the number of days elapsed prior to termination) for the calendar year during which the Employee's Death or Disability occurs, and (iii) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), and (iii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to Employee or his estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the date of termination; (b) payment to Employee or his estate or beneficiary, as applicable, any amounts due pursuant to the terms of any applicable welfare benefit plans, and (c) to the extent termination is due to Disability, until the earlier of the end of such Disability and June 30, 2009 (or the end of the renewal, if any), continued participation in medical, dental, hospitalization and life insurance coverage and in all other plans and programs in which Employee was participating (on the same basis he was participating) on the date of termination. Upon a termination as a result of Death or Disability, the Options, and any other options granted to Employee by the Company during his employment, to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall continue to be exercisable for a period of three (3) years after such termination.

2. Cause. If Employee's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to Employee other than for the timely payment of Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under Section IV-B, then the Company's decision to terminate shall be deemed to have been a determination by the Company that Employee's services are no longer needed or desired under Section IV-D and the amounts payable under Section IV-E-3 shall be the only amounts Employee may receive thereunder.

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3. Other than Cause or Death or Disability. If the Company terminates Employee's employment for other than Cause or Death or Disability, or if Employee terminates his employment with Company for Good Reason, this Agreement shall terminate without further obligations to Employee (except as provided in this Section IV-E-3) other than for (a) the immediate payment of Accrued Obligations; (b) upon Employee's execution, and non-revocation, of a release substantially in the form attached hereto as Exhibit B, immediate lump sum payment to Employee of a sum equal to the balance of base salary payments for all remaining years of this Agreement and Bonus had Employee remained employed through the end of the Term or renewal, less standard withholdings and other authorized deductions; and (c) reimbursement to Employee of all premiums paid for COBRA continuation of medical insurance until the earlier of (i) Employee becomes eligible for group medical insurance with another employer or (ii) twelve (12) months. Furthermore, if the Company terminates Employee's employment for other than Cause, Death or Disability, or if Employee terminates his employment with Company for Good Reason, the Options, and any other options granted to Employee by the Company during his employment, to the extent outstanding and not previously vested at the time of such termination, shall thereupon vest in full and shall continue to be exercisable for a period of three (3) years after such termination.

4. Termination By Employee Other than for Good Reason. Employee may terminate his employment with Company upon 30 days' written notice for any reason other than Good Reason, Death or Disability. For all purposes under this Agreement, any such termination by Employee shall be treated as a termination for Cause.

5. Exclusive Remedy; No Mitigation. Employee agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and Employee covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Company agrees that the payments contemplated by the Agreement shall not be reduced by any compensation Employee may receive as a result of employment by any other person or entity after the termination of his employment.

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V. ARBITRATION.

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee's employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Los Angeles, California, before a sole arbitrator selected from the American Arbitration Association ("AAA"), and shall be conducted in accordance with the AAA rules for the resolution of Employment Disputes as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until otherwise modified by the Arbitrator; provided, however, that such provisional injunctive relief shall be sought in aid and in advance of the arbitration only. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee's employment. Employee and Company agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys' fees and costs (including forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

VI. RENEWAL.

This Agreement shall automatically renew for one additional term of three (3) years, commencing July 1, 2009, unless either Employee or the Company gives the other written notice on or before April 1, 2009), of an intent not to renew. If this Agreement is to renew, Employee and the Company shall meet in good faith to discuss the terms of the renewal prior to May 1, 2009 to negotiate new terms related to, among other things, base salary, bonus percentage and additional grants of stock options. In the event the Company notifies Employee in writing of its election not to renew, this Agreement shall expire and terminate on June 30, 2009 and the Company shall pay Employee a lump sum payment equal to six (6) months of Employee's then-current base salary and shall reimburse Employee for all premiums paid for COBRA continuation of medical insurance for a period not to exceed six (6) months. Furthermore, if the Company elects not to renew, the Options, and any other options granted to Employee by the Company during his employment, to the extent outstanding and not previously vested at the time of such notice of non-renewal, shall thereupon vest in full and shall continue to be exercisable for a period of three (3) years after such notice of non-renewal. In the event Employee notifies the Company of his election not to renew, this Agreement shall expire and terminate on June 30, 2009, and such termination shall be treated for all purposes under this Agreement as a termination by Employee without Good Reason.

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VII. ANTISOLICITATION.

Employee promises and agrees that during the term of this Agreement or renewal in accordance with Section VI above, and for a period of twelve (12) months thereafter, he will not influence or attempt to influence any mobile telecommunications operator which distributes the Company's programming, games and services to cease distribution of the Company's programming, games and services with its subscribers and replace it with similar services of any direct competitor with the business of the Company.

IX. SOLICITING EMPLOYEES.

Employee promises and agrees that he will not, during the term of this Agreement and for a period of twelve (12) months following termination of his employment or the expiration of this Agreement or renewal in accordance with Section VI above, directly or indirectly solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his or her own employment to work for any business, individual, partnership, firm, corporation, or other entity then in direct competition with the business of the Company or any subsidiary of the Company. For the purposes of this provision, "indirectly solicit" shall mean that Employee has provided name(s) or other identifying information to aid in the solicitation of such person.

X. CONFIDENTIAL INFORMATION.

A. Employee, in the performance of Employee's duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but in no way limited to development, marketing, organizational, financial, management, administrative, production, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and will be available to Employee in confidence. Except in the performance of duties on behalf of the Company, Employee shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of Employee's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which Employee prepares, uses or encounters, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, Employee shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in Employee's possession or under Employee's control, provided however, that Employee may retain in his possession any Confidential Material that reflects the terms of his employment with the Company or the terms or amount of his compensation and benefits.

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XI. INDEMNIFICATION. To the maximum extent permitted by applicable law, Company shall indemnify Employee and hold Employee harmless from and against any and all claims, liabilities, judgments fines, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees, costs of investigation and experts, settlements and other amounts actually incurred by Employee in connection with the defense of any action, suit or proceeding, and in connection with any appeal thereon) incurred by Employee in any and all threatened, pending or completed actions, suits or proceedings, whether civil, criminal administrative or investigative (including, without limitation, actions, suits or proceedings brought by or in the name of Company) arising, directly or indirectly, by reason of Employee's status, action or inaction as a director, officer, employee or agent of Company or of an affiliate of Company. The Company shall promptly advance to Employee upon request any and all expenses incurred by Employee in defending any and all such actions, suits or proceedings to the maximum extent permitted by law.

XII. SUCCESSORS.

A. This Agreement is personal to Employee and shall not, without the prior written consent of the Company, be assignable by Employee.

B. This Agreement may not be assigned by the Company without Employee's prior written consent, unless such assignment is made in connection with a Change in Control, in which case, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. With respect to any assignment of this Agreement by Company requiring Employee's prior written consent, no such permitted assignment shall relieve the Company of its obligations or liability hereunder unless Employee otherwise agrees in writing.

XIII. WAIVER.

No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XIV. MODIFICATION.

This Agreement may not be amended or modified other than by a written agreement executed by Employee and the Company's Chief Executive Officer.

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XV. SAVINGS CLAUSE.

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

XVI. COMPLETE AGREEMENT.

This Agreement constitutes and contains the entire agreement and final understanding concerning Employee's employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement. To the extent that there is any conflict or inconsistency between the terms of this Agreement and the terms of the Option Agreement or the Plan, the terms of this Agreement shall govern.

XVII. GOVERNING LAW.

This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

XVIII. CONSTRUCTION.

Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XIX. COMMUNICATIONS.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed by registered or certified mail, postage prepaid, addressed to Employee at 4523 Grimes Place, Encino, California 91316 or addressed to the Company at 14242 Ventura Blvd., Sherman Oaks CA 91423, Attention: Ian Aaron, Chief Executive Officer. Either party may change the address at which notice shall be given by written notice given in the above manner.

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XX. EXECUTION.

This Agreement is being executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XXI. CONFLICT WITH OTHER AGREEMENTS.

In the event that an express provision of this Agreement conflicts with an express provision of the Plan and/or the Option Agreement, the express provision of this Agreement shall govern.

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

THE WAAT CORPORATION

By:	/s/ Ian Aaron
Its Pres. /CEO

DAVID MANDELL
/s/ David Mandell

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EXHIBIT A
OPTION AGREEMENT
 (To Be Provided)

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EXHIBIT B
General Release Agreement

This General Release Agreement (the "Agreement") is entered into as of ___, 200_, by and between David Mandell (the "Employee") and WAAT CORPORATION. (the "Company"). Employee and the Company are parties to an Employment Agreement effective as of June 5, 2006 (the "Employment Agreement").

Employee's employment with the Company will terminate effective on ______, 200_ (the "Termination Date"). In exchange for the severance pay and other severance benefits provided to Employee under Section IV-E-3 of the Employment Agreement (including, but not limited to, the right to retain all vested 401K benefits pursuant to the 401K Plan), and except for the obligations of Company under such Section IV-E-3, Employee hereby covenants not to sue and releases the Company, and its subsidiaries, parent and affiliated entities, past and present, and each of them, as well as their respective trustees, directors, officers, agents, employees, shareholders, assignees, successors, attorneys, and insurers, past and present, and each of them (individually and collectively referred to herein as "Releasees"), from any and all claims, wages, agreements, contracts, obligations, covenants, demands, costs, expenses, attorneys' fees, rights, debts, liens, and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with his employment or any other transactions, occurrences, acts or omissions, or any loss, damage or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted, prior to the execution of this Agreement, whether based on contract, tort, common law, or statute. Employee acknowledges by the execution of this Agreement that he has no further claims against the Releasees other than for the performance of the obligations set forth in Section IV-E-3 and Section XI of the Employment Agreement.

The Employee hereby acknowledges that he has read this Agreement, understands its contents and agrees to its terms and conditions knowingly, voluntarily and of his own free will. Specifically, the Employee agrees: (a) that he is releasing any and all claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and any federal, state or local fair employment acts arising up to the date of the execution of this Agreement; (b) that the consideration being received by the Employee is greater than he would have been entitled to receive before signing this Agreement; (c) that the Employee is hereby advised to consult an attorney of his choice prior to the execution of this Agreement; (d) that the Employee was given at least twenty-one (21) days from the date of receipt of this Agreement to decide whether or not to execute it; and (e) that the Employee has seven (7) days from the execution of this Agreement to revoke its execution and this Agreement will become null and void if he elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event of such revocation, the Company will not have any obligations under this Agreement or Section IV-E-3 of the Employment Agreement except for the payment of Accrued Obligations as defined in the Employment Agreement.

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If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the __ day of _ 200_.

DAVID MANDELL

THE WAAT CORPORATION

By
Its